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                                                                    EXHIBIT 8.1


                        [SULLIVAN & CROMWELL LETTERHEAD]



                                                               December 1, 1998


First Coastal Bancshares,
    275 Main Street,
  El Segundo, CA 90245


Ladies and Gentlemen:

       We have acted as special tax counsel to First Coastal Capital Trust (the "Trust") and First Coastal Bancshares (the "Bank") in connection with the registration of up to 330,000 Units by the Trust and Bank as more fully described in the Form SB-2 to which this opinion is filed as an exhibit (the "Registration Statement"). It is our opinion that the discussion under the heading "Certain Federal Income Tax Consequences" in the Registration Statement is a fair and accurate summary of the matters discussed therein, subject to the limitations set forth therein.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                  Very truly yours,

                                                  /s/ SULLIVAN & CROMWELL